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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DEERFIELD PRIVATE DESIGN FUND, L.P.,
a Delaware limited partnership;

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.,
a British Virgin Islands limited partnership;

DEERFIELD SPECIAL SITUATIONS FUND, L.P.,
a Delaware limited partnership;

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED,
a British Virgin Islands corporation;

NTMD PARENT ACQUISITION CORP.,
a Delaware corporation;

NTMD ACQUISITION CORP.,
a Delaware corporation; and

NITROMED, INC.,
a Delaware corporation

Dated as of January 27, 2009

 Table of Contents

1.	DESCRIPTION OF TRANSACTION		1
	1.1	The Merger	1
	1.2	Effects of the Merger	1
	1.3	Closing; Effective Time	2
	1.4	Certificate of Incorporation and Bylaws	2
	1.5	Conversion of NitroMed Shares	2
	1.6	Calculation of Net Cash and Inventory	3
	1.7	Closing of NitroMed's Transfer Books	4
	1.8	Surrender of Certificates	4
	1.9	Appraisal Rights	5
	1.10	Further Action	6
	1.11	NitroMed Stock Options	6
	1.12	Agreed Tax Treatment	6
	1.13	Withholding	6
2.	REPRESENTATIONS AND WARRANTIES OF NITROMED		6
	2.1	Due Organization; Subsidiaries; Etc.	7
	2.2	Certificate of Incorporation and Bylaws; Records	7
	2.3	Capitalization, Etc.	8
	2.4	SEC Filings; Financial Statements	8
	2.5	Absence of Changes	9
	2.6	Liabilities; Fees, Costs and Expenses	11
	2.7	Compliance with Legal Requirements	11
	2.8	Governmental Authorizations	12
	2.9	Equipment; Leasehold	12
	2.10	Intellectual Property	12
	2.11	Contracts	15
	2.12	Tax Matters	16
	2.13	Employee and Labor Matters; Benefit Plans	18
	2.14	Environmental Matters	23
	2.15	Insurance	23
	2.16	Title to Assets; Bank Accounts; Receivables	23
	2.17	Legal Proceedings; Orders	24
	2.18	Non-Contravention; Consents	24
	2.19	Vote Required	25
	2.20	Regulatory Compliance	25
	2.21	NitroMed Action	26
	2.22	No Financial Advisor	26
	2.23	Certain Payments	27
	2.24	Authority; Binding Nature of Agreement	27
	2.25	Anti-Takeover Law	27
	2.26	Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act	27
	2.27	Disclosure	28
	2.28	Opinion of Financial Advisor	28
	2.29	Inventory and Accounts Receivable	28
3.	REPRESENTATIONS AND WARRANTIES OF DEERFIELD, PARENT AND MERGER SUB		29
	3.1	Due Organization; Subsidiaries; Etc.	29
	3.2	Legal Proceedings; Orders	29

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	3.3	Authority; Binding Nature of Agreement	29
	3.4	Non-Contravention; Consents	29
	3.5	Financing	30
	3.6	Disclosure	30
4.	CERTAIN COVENANTS OF THE PARTIES		30
	4.1	Access and Investigation	30
	4.2	Operation of NitroMed's Business	31
	4.3	Updates	32
	4.4	No Solicitation	32
	4.5	Adoption of Merger Agreement	34
5.	ADDITIONAL AGREEMENTS OF THE PARTIES		34
	5.1	Proxy Statement	34
	5.2	NitroMed Stockholders' Meeting	34
	5.3	Regulatory Approvals	35
	5.4	Indemnification of Officers and Directors	35
	5.5	Additional Agreements	36
	5.6	Disclosure	37
	5.7	Listing	37
	5.8	Section 16(b)	37
	5.9	Sale of Marketable Securities Prior to Effective Time	37
	5.10	Maintenance of Inventory	37
	5.11	Performance of Obligations of Parent and Merger Sub	37
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		37
	6.1	Proxy Statement	37
	6.2	No Restraints	38
	6.3	Stockholder Approval	38
	6.4	Governmental Authorization	38
	6.5	Regulatory Matters	38
	6.6	Net Cash Determination	38
7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF DEERFIELD, PARENT AND MERGER SUB		38
	7.1	Accuracy of Representations	38
	7.2	Performance of Covenants	38
	7.3	Agreements and Other Documents	38
8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF NITROMED		39
	8.1	Accuracy of Representations	39
	8.2	Performance of Covenants	39
	8.3	Documents	39
9.	TERMINATION		40
	9.1	Termination	40
	9.2	Effect of Termination	41
	9.3	Expenses; Termination Fees	41
10.	MISCELLANEOUS PROVISIONS		42
	10.1	Non-Survival of Representations and Warranties	42
	10.2	Amendment	42
	10.3	Waiver	42
	10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	42
	10.5	Applicable Law; Jurisdiction	42
	10.6	Attorneys' Fees	43
	10.7	Assignability; No Third Party Beneficiaries	43
	10.8	Notices	43

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10.9	Cooperation	44
10.10	Severability	44
10.11	Other Remedies; Specific Performance	44
10.12	Construction	44

Exhibits
Exhibit A	Capitalized Terms
Exhibit B	Form of Stockholder Voting Agreement
Exhibit C	Form of Deerfield Voting Agreement

iii

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 27, 2009, by and among DEERFIELD PRIVATE DESIGN FUND, L.P., a Delaware limited partnership ("DPDF") DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P., a British Virgin Islands limited partnership ("DPDI"), DEERFIELD SPECIAL SITUATIONS FUND, L.P., a Delaware limited partnership ("DSSF"), DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED, a British Virgin Islands corporation ("DSSFI") (collectively, "Deerfield"), NTMD PARENT ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Deerfield ("Parent"), NTMD ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"); and NITROMED, INC., a Delaware corporation ("NitroMed"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Deerfield and NitroMed intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into NitroMed (the "Merger") in accordance with and subject to the terms of this Agreement and the DGCL.

        B.    The board of directors of NitroMed (i) has determined that the Merger is advisable and fair to, and in the best interests of, NitroMed and its stockholders, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the adoption of this Agreement to the stockholders of NitroMed.

        C.    The board of directors of Merger Sub (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and Parent as its sole stockholder, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the adoption of this Agreement to Parent as the sole stockholder of Merger Sub.

        D.    In order to induce Deerfield to enter into this Agreement and to cause the Merger to be consummated, NitroMed and the stockholders of NitroMed listed on Schedule 1 hereto are executing voting agreements and irrevocable proxies in favor of Deerfield concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the "Stockholder Voting Agreements").

        E.    In order to induce NitroMed to enter into this Agreement and to cause the Merger to be consummated, NitroMed, DSSF and DSSFI are executing a voting agreement and irrevocable proxies in favor of NitroMed concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the "Deerfield Stockholder Voting Agreement").

AGREEMENT

        The Parties to this Agreement, intending to be legally bound, agree as follows:

1.     DESCRIPTION OF TRANSACTION

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into NitroMed, the separate existence of Merger Sub shall cease, and NitroMed shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NitroMed and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NitroMed and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.3    Closing; Effective Time.    Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the "Closing") shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Deerfield and NitroMed may mutually agree in writing. The date on which the Closing actually takes place is referred to as the "Closing Date." At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Deerfield and NitroMed. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Deerfield and NitroMed and specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws.    At the Effective Time:

          (a)   Subject to Section 5.4, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; and

          (b)   Subject to Section 5.4, Deerfield shall cause the By-laws of NitroMed as in effect immediately prior to the Effective Time to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of NitroMed, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL.

        1.5    Conversion of NitroMed Shares.

          (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Deerfield, NitroMed or any stockholder of NitroMed:

              (i)  any shares of NitroMed Common Stock held as treasury stock or held or owned by Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

             (ii)  each share of NitroMed Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive the Merger Consideration, without any interest thereon.

          (b)   Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

        1.6    Calculation of Net Cash and Inventory.

          (a)   No later than the date of mailing of the Proxy Statement to the holders of NitroMed Common Stock, NitroMed and Deerfield shall agree upon a measurement date (the "Measurement Date") which shall be a date anticipated to be ten Business Days prior to the date of the NitroMed Stockholders' Meeting. No later than the close of business five Business Days after the Measurement Date, NitroMed shall deliver by email or facsimile transmission to Deerfield a schedule (a "Net Cash Schedule"), setting forth, in reasonable detail, the Net Cash as of the Measurement Date. NitroMed shall promptly furnish to Deerfield the work papers and back-up materials used in preparing the Net Cash Schedule. Without the prior written consent of Deerfield, which consent shall not be unreasonably withheld, from the Measurement Date until the Closing Date, NitroMed shall not incur any expenses not set forth on the Net Cash Schedule individually in excess of $25,000 or in the aggregate in excess of $50,000 and other than legal, accounting and other expenses incurred in connection with the Merger and the other Contemplated Transactions and other matters contemplated by this Agreement.

          (b)   Within five Business Days after NitroMed delivers the Net Cash Schedule (the "Lapse Date"), Deerfield shall have the right to dispute any part of such Net Cash Schedule by delivering by email or facsimile a written notice to that effect to NitroMed (a "Dispute Notice"). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Schedule and Net Cash as of the Measurement Date.

          (c)   If on or prior to the Lapse Date, (i) Deerfield notifies NitroMed that it has no objections to the applicable Net Cash Schedule or (ii) Deerfield fails to deliver a Dispute Notice as provided above, then the Net Cash as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the "Final Net Cash" for purposes of the definition of Merger Consideration in Exhibit A hereto.

          (d)   If Deerfield delivers a Dispute Notice on or prior to the Lapse Date, then Representatives of NitroMed and Deerfield shall meet within two Business Days and attempt in good faith to resolve the disputed item(s), to negotiate an agreed-upon determination of Net Cash as of the Measurement Date, and to exchange in writing any proposed change from the amount of Net Cash as included by a Party its respective Net Cash Schedule or Dispute Notice. If as a result of such negotiation, NitroMed and Deerfield agree upon the amount of Net Cash, such agreed-upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash for purposes of the definition of Merger Consideration in Exhibit A hereto.

          (e)   If Representatives of NitroMed and Deerfield are unable to negotiate an agreed-upon determination of Net Cash within two Business Days of the delivery of a Dispute Notice, NitroMed and Deerfield shall jointly engage the Neutral Accountant to review the Net Cash Schedule, Dispute Notice and such other materials as NitroMed and Deerfield supply within five Business Days of the delivery of a Dispute Notice and shall determine as soon as practical, and anticipated to be within five Business Days, the Net Cash at the Measurement Date, which determination will be binding and not subject to any appeal. The amount of Net Cash included in the latest written proposal of Net Cash delivered by a one Party to the other Party pursuant to Section 1.6(d) that differs in aggregate the least from the binding determination made by the Neutral Accountant shall be deemed to represent the Final Net Cash for purposes of the definition of Merger Consideration in Exhibit A hereto and to be finally determined for purposes of this Agreement. The expenses charged by the Neutral Accountant to make such determination (the "Accountant's Expenses") shall be identified at the time of such determination and borne by the Party whose latest written proposal of Net Cash delivered by it to the other Party pursuant to Section 1.6(d) differs in aggregate the most from the binding determination made by the Neutral

  Accountant hereunder, and if borne by NitroMed shall be included in the determination of Merger Consideration pursuant to the definition thereof in Exhibit A hereto.

          (f)    NitroMed and Deerfield shall jointly engage the Neutral Accountant to make a physical count and a determination (in accordance with the definition of "Inventory" included in Exhibit A hereto) of the Inventory on the Measurement Date. Deerfield and NitroMed shall each be permitted to have one or more representatives present during such physical count. With respect to any location at which inventory is maintained for which (i) the third party service provider that manages such location has received an unqualified opinion on a Report on Controls Placed in Operation and Tests of Operating Effectiveness (SAS 70 Type II) or (ii) the net book value of the Inventory at such location is less than $100,000, Deerfield and NitroMed will rely on the physical count made by the third party service provider that manages such location, provided that such physical count is made within five Business Days of the Measurement Date. Deerfield and NitroMed will rely upon the physical count made by any such third party service provider to calculate the portion of the Inventory as of the Measurement Date at the locations referenced in the preceding sentence. The Neutral Accountant shall promptly deliver to Deerfield and NitroMed a report (the "Physical Count Inventory Report") reflecting its determinations regarding the Inventory as of the Measurement Date and setting forth the specific adjustments to the Inventory amount if any. The Inventory as reflected on the Physical Inventory Report, as adjusted by additions to Inventory and sales of Inventory occurring after the Measurement Date as reflected on NitroMed's books and records, shall be the basis for the determination of the Inventory for the purposes of Section 5.10. The fees and expenses of the Neutral Accountant with respect to the engagement described in this Section 1.6(f) are referred to herein as the "Inventory Expenses."

        1.7    Closing of NitroMed's Transfer Books.    At the Effective Time: (a) all shares of NitroMed Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of NitroMed Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of NitroMed except as otherwise provided herein; and (b) the stock transfer books of NitroMed shall be closed with respect to all shares of NitroMed Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of NitroMed Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of NitroMed Common Stock outstanding immediately prior to the Effective Time (a "Stock Certificate") is presented to the Paying Agent (as defined in Section 1.8) or to the Surviving Corporation, such Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

        1.8    Surrender of Certificates.

          (a)   On or prior to the Closing Date, NitroMed and Deerfield shall agree upon and select a reputable bank, transfer agent or trust company to act as paying agent in the Merger (the "Paying Agent"). At the Effective Time, Deerfield shall deposit with the Paying Agent an amount equal to the aggregate Merger Consideration less the Closing Cash Distribution Amount (collectively with the Closing Cash Distribution Amount, the "Payment Fund"). Within one Business Day after the Effective Time, Deerfield shall cause the Surviving Corporation to remit to the Paying Agent an amount equal to the Closing Cash Distribution Amount.

          (b)   Promptly after the Effective Time, but in no event more than 5 Business Days after the Effective Time, the Parties shall cause the Paying Agent to mail to the Persons who were record holders of Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Deerfield may reasonably specify (including a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Paying Agent);

  and (ii) instructions for use in effecting the surrender of Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Deerfield: (A) the holder of such Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(ii); and (B) the Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of NitroMed Common Stock which is not registered in the transfer records of NitroMed, the Merger Consideration may be paid to a person other than the person in whose name the applicable Stock Certificate so surrendered is registered, if such Stock Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, along with an applicable affidavit with respect to such Stock Certificate and such bond indemnifying Deerfield against any claims suffered by Deerfield related to such Stock Certificate or any Merger Consideration paid in exchange therefor as Deerfield may reasonably request. Until surrendered as contemplated by this Section 1.8(b), each Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 1.5(a)(ii). If any Stock Certificate shall have been lost, stolen or destroyed, Deerfield may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of NitroMed Common Stock previously represented by such Stock Certificate, require the owner of such lost, stolen or destroyed Stock Certificate to provide an applicable affidavit with respect to such Stock Certificate and post a bond indemnifying Deerfield against any claim suffered by Deerfield related to the lost, stolen or destroyed Stock Certificate or any Merger Consideration paid in exchange therefor as Deerfield may reasonably request.

          (c)   Any portion of the Payment Fund that remains undistributed to holders of Stock Certificates as of the date 180 days after the Closing Date shall be delivered or made available to Deerfield upon demand, and any holders of Stock Certificates who have not theretofore surrendered their Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Deerfield for satisfaction of their claims for Merger Consideration.

          (d)   Each of the Paying Agent and Deerfield shall be entitled to deduct and withhold from the Merger Consideration payable pursuant to this Agreement to any holder of any Stock Certificate such amounts as Deerfield determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e)   No party to this Agreement shall be liable to any holder of any Stock Certificate or to any other Person with respect to any shares of NitroMed Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

        1.9    Appraisal Rights.

          (a)   Notwithstanding any provision of this Agreement to the contrary, shares of NitroMed Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of NitroMed Common Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5(a)(ii) attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of NitroMed Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of NitroMed Common Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.8.

          (b)   NitroMed shall give Deerfield (i) prompt written notice of any demands by dissenting stockholders received by NitroMed, withdrawals of such demands and any other instruments served on NitroMed and any material correspondence received by NitroMed in connection with such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. NitroMed shall not, except with the prior written consent of Deerfield, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        1.10    Further Action.    If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of NitroMed, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of NitroMed and otherwise) to take such action.

        1.11    NitroMed Stock Options.    Each NitroMed Option outstanding immediately prior to the Effective Time shall be accelerated and shall be converted automatically into the right to receive an amount, if positive, equal to (i) the Merger Consideration minus (ii) the exercise price payable in respect of each share of NitroMed Common Stock issuable under such NitroMed Option.

        1.12    Agreed Tax Treatment.    For federal, state and local income Tax purposes, the Parties agree to treat the Contemplated Transactions as follows: pursuant to an integrated plan, (a) the redemption by NitroMed, in exchange for the Closing Cash Distribution Amount, of a number of shares of NitroMed Common Stock equal to the total number of such outstanding shares of NitroMed Common Stock at the Effective Time multiplied by a fraction the numerator of which is the Closing Cash Distribution Amount and the denominator of which is the aggregate Merger Consideration and (b) the purchase by Deerfield of the remaining outstanding shares of NitroMed Common Stock in exchange for the balance of the aggregate Merger Consideration.

        1.13    Withholding.    Deerfield shall be entitled to deduct, withhold and pay over to the applicable Governmental Body from the consideration otherwise payable pursuant to this Agreement to any recipient of a payment hereunder such minimum amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Deerfield, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by Deerfield, and Deerfield covenants that such withholding shall be paid to the applicable Governmental Body when such amount is due.

2.     REPRESENTATIONS AND WARRANTIES OF NITROMED

        NitroMed represents and warrants to Deerfield as follows, except as set forth in the written disclosure schedule delivered or made available by NitroMed to Deerfield (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosure in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent that disclosure in one subsection of the Disclosure Schedule is specifically referred to in another subsection of the Disclosure Schedule by appropriate cross-reference and except to the extent that the relevance of a disclosure in one subsection of the Disclosure Schedule to another subsection of the Disclosure Schedule is reasonably apparent.

        2.1    Due Organization; Subsidiaries; Etc.

          (a)   NitroMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

          (b)   NitroMed has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "NitroMed, Inc."

          (c)   NitroMed is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NitroMed Material Adverse Effect. NitroMed and its Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

          (d)   Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of NitroMed, (ii) the names of the members of each committee of the board of directors of NitroMed and (iii) the names and titles of NitroMed's officers.

          (e)   NitroMed has no Subsidiaries except for the Entities identified in Part 2.1(e) of the Disclosure Schedule. Neither NitroMed nor any NitroMed Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity. Except as identified in Part 2.1(e) of the Disclosure Schedule, neither NitroMed nor any NitroMed Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Except as set forth in Part 2.1(e) of the Disclosure Schedule, NitroMed does not own any controlling interest in any Entity, and NitroMed has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.

        2.2    Certificate of Incorporation and Bylaws; Records.    NitroMed has delivered or made available to Deerfield copies of: (a) NitroMed's certificate of incorporation and bylaws, including all amendments thereto; (b) the stock records of NitroMed; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of NitroMed, the board of directors of NitroMed and all committees of the board of directors of NitroMed (the "NitroMed Constituent Documents"). There have been no formal meetings or other proceedings of the stockholders of NitroMed, the board of directors of NitroMed or any committee of the board of directors of NitroMed that are not fully reflected in the minutes and other records delivered or made available to Deerfield pursuant to clause (c) above. There has not been any violation in any material respect of the NitroMed Constituent Documents, and NitroMed has not taken any action that is inconsistent in any material respect with the NitroMed Constituent Documents. The books of account, stock records, minute books and other records of NitroMed are accurate, up to date and complete in all material respects.

        2.3    Capitalization, Etc.

          (a)   As of the date hereof, the authorized capital stock of NitroMed consists of: 65,000,000 shares of NitroMed Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 46,075,133 shares of NitroMed Common Stock have been issued and are outstanding, and no shares of NitroMed Preferred Stock have been issued and are outstanding. All outstanding shares of NitroMed Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. All outstanding shares of NitroMed Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in NitroMed Constituent Documents and applicable Contracts. NitroMed has no authorized shares other than as set forth in this Section 2.3(a) and there are no issued and outstanding shares of NitroMed's capital stock other than the shares of NitroMed Common Stock as set forth in this Section 2.3(a).

          (b)   As of the date hereof, NitroMed has reserved 2,288,200 shares of NitroMed Common Stock for issuance under its Restated 1993 Equity Incentive Plan, of which options to purchase 242,500 shares of NitroMed Common Stock are outstanding as of such date; 9,019,679 shares of NitroMed Common Stock for issuance under its Amended and Restated 2003 Stock Incentive Plan (together with the Restated 1993 Equity Incentive Plan, the "NitroMed Option Plans"), of which options to purchase 2,632,824 shares of NitroMed Common Stock are outstanding as of such date; and 675,000 shares of NitroMed Common Stock for issuance under its 2003 Employee Stock Purchase Plan, as amended, of which 173,733 shares of NitroMed Common Stock are outstanding as of such date. In addition, as of the date hereof, an aggregate of 4,210,213 shares of NitroMed Common Stock are available for future grant under the NitroMed Option Plans. Except as set forth in this Agreement and the Contemplated Transactions, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of NitroMed; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of NitroMed; (iii) Contract under which NitroMed is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of NitroMed; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of NitroMed. NitroMed has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of NitroMed.

          (c)   All outstanding NitroMed Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in NitroMed Constituent Documents and applicable Contracts. Part 2.3(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding NitroMed Options, indicating with respect to each such NitroMed Option the name of the holder thereof, the number of shares of NitroMed Common Stock subject to such NitroMed Option and the exercise price thereof.

        2.4    SEC Filings; Financial Statements.

          (a)   NitroMed has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. NitroMed has delivered or made available to Deerfield accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by NitroMed with the SEC on or after January 1, 2007 and prior to the date of this Agreement (the "NitroMed SEC Documents"). NitroMed has resolved with the staff of the SEC any comments it may have received since January 1, 2007 and prior to the date of this Agreement in comment letters to NitroMed from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the NitroMed SEC Documents. All NitroMed SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NitroMed SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the principal executive officer of NitroMed and the principal financial officer of NitroMed (or each former principal executive officer of NitroMed and each former principal financial officer of NitroMed, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the NitroMed SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the NitroMed SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements. The consolidated financial statements contained in the NitroMed SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the NitroMed SEC Documents do not contain footnotes as permitted by Form 10-Q of the Exchange Act; and (iii) fairly present the consolidated financial position of NitroMed as of the respective dates thereof and the consolidated results of operations and cash flows of NitroMed for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the NitroMed SEC Documents were or are subject to normal year-end audit adjustments.

          (b)   Ernst & Young LLP, NitroMed's auditors are, and have been at all times during their engagement by NitroMed (i) "independent" with respect to NitroMed within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to Ernst & Young LLP's engagement with NitroMed.

        2.5    Absence of Changes.    Since September 30, 2008:

          (a)   there has not been any NitroMed Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, result in a NitroMed Material Adverse Effect;

          (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of NitroMed or any NitroMed Subsidiary (whether or not covered by insurance);

          (c)   NitroMed has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

          (d)   NitroMed has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of NitroMed; (ii) any option, call or right to acquire any capital stock or any other security of NitroMed; (iii) any instrument convertible into or exchangeable for any capital stock or other security of NitroMed; or (iv) reserved for issuance any additional grants or shares under the NitroMed Option Plans or the 2003 Employee Stock Purchase Plan;

          (e)   there has been no amendment to the certificate of incorporation or bylaws of NitroMed or any NitroMed Subsidiary and NitroMed has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f)    NitroMed has not formed any NitroMed Subsidiary or acquired any equity interest or other interest in any other Entity;

          (g)   neither NitroMed nor any NitroMed Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of NitroMed or any NitroMed Subsidiary exceeds $100,000;

          (h)   neither NitroMed nor any NitroMed Subsidiary has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NitroMed or any NitroMed Subsidiary having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract other than in the Ordinary Course of Business;

          (i)    neither NitroMed nor any NitroMed Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

          (j)    neither NitroMed nor any NitroMed Subsidiary has written off as uncollectible, or established any extraordinary reserve (as such terms are used in accordance with GAAP) with respect to, any account receivable or other indebtedness;

          (k)   neither NitroMed nor any NitroMed Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any material Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

          (l)    neither NitroMed nor any NitroMed Subsidiary has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $50,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of NitroMed or any NitroMed Subsidiary;

          (m)  neither NitroMed nor any NitroMed Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual base salary in excess of $200,000, or (iii) hired any new employee having an aggregate salary in excess of $100,000;

          (n)   neither NitroMed nor any NitroMed Subsidiary has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

          (o)   neither NitroMed nor any NitroMed Subsidiary has (i) made any material Tax election, or adopted or changed any material accounting method in respect of Taxes, (ii) entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes other than with respect to a claim or assessment which existed on the date hereof and in an amount not greater than the liability or reserve that has been recorded with respect thereto in the NitroMed Balance Sheet or any other balance sheet referenced in Section 2.6(a), or (iii) consented to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

          (p)   neither NitroMed nor any NitroMed Subsidiary has threatened, commenced or settled any Legal Proceeding;

          (q)   neither NitroMed nor any NitroMed Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

          (r)   neither NitroMed nor any NitroMed Subsidiary has paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any NitroMed or NitroMed Subsidiary Contract or Legal Requirement; and

          (s)   neither NitroMed nor any NitroMed Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses "(c)" through "(r)" above.

        2.6    Liabilities; Fees, Costs and Expenses.

          (a)   Neither NitroMed nor any NitroMed Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in NitroMed's balance sheet included in its Form 10-K for the year ended December 31, 2007 (the "NitroMed Balance Sheet") or any subsequent interim or full-year balance sheet filed by NitroMed with the SEC subsequent to December 31, 2007, or otherwise described in NitroMed's Form 10-K for the year ended December 31, 2007; (ii) liabilities that have been incurred since December 31, 2007 (or the date of any subsequent interim or full-year balance sheet filed by NitroMed with the SEC subsequent to December 31, 2007) in the Ordinary Course of Business; (iii) liabilities which have arisen since the date of the NitroMed Balance Sheet in the Ordinary Course of Business and (iv) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

          (b)   The total amount of all fees, costs and expenses (including any attorney's, accountant's, financial advisor's or finder's fees) incurred by or for the benefit of NitroMed or any NitroMed Subsidiary in connection with (i) any due diligence conducted by NitroMed with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of NitroMed reasonably exercised, aggregate approximately the amount set forth in Part 2.6(b) of the Disclosure Schedule.

        2.7    Compliance with Legal Requirements.    NitroMed and each NitroMed Subsidiary are, and since January 1, 2005 have been, in compliance in all material respects with all applicable Legal Requirements. NitroMed has not received, since January 1, 2005, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential material obligation on the part of NitroMed or the applicable NitroMed Subsidiary to undertake, or to bear all, or any portion of the cost of, any material cleanup or any material remedial, corrective or responsive action of any nature. NitroMed has delivered or made available to Deerfield an accurate and complete copy of each report, study, survey or other document to which NitroMed or any NitroMed Subsidiary has access that addresses or otherwise relates to the compliance or non-compliance of NitroMed and any NitroMed Subsidiary with, or the applicability to NitroMed or any NitroMed Subsidiary of, any Legal Requirement. To the Knowledge of NitroMed, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) will, or would reasonably be expected to, result in a NitroMed Material Adverse Effect, (ii) may have a material adverse effect on NitroMed's ability to comply with or perform any covenant or obligation under this Agreement or the Related Agreements, or (iii) may have the materially effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

        2.8    Governmental Authorizations.    Part 2.8 of the Disclosure Schedule identifies each Governmental Authorization held by NitroMed, and NitroMed has delivered or made available to Deerfield accurate and complete copies of all Governmental Authorizations identified in Part 2.8 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.8 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable NitroMed to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. NitroMed is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.8 of the Disclosure Schedule. NitroMed has not since January 1, 2007 received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.

        2.9    Equipment; Leasehold.

          (a)   All items of equipment and other tangible assets owned by or leased to NitroMed or any NitroMed Subsidiary (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of NitroMed's business in the manner in which such business is currently being conducted and as it is currently proposed to be conducted.

          (b)   Neither NitroMed nor any NitroMed Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.9(b) of the Disclosure Schedule.

        2.10    Intellectual Property.

          (a)   Part 2.10(a) of the Disclosure Schedule accurately identifies and describes each proprietary product or service that has been developed or has been commercially sold by NitroMed or a NitroMed Subsidiary within the last five (5) years and any product or service that is currently under development or that is currently commercially sold by NitroMed or a NitroMed Subsidiary.

          (b)   Part 2.10(b) of the Disclosure Schedule accurately identifies (i) each item of NitroMed Registered IP in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest of any nature; (ii) the jurisdiction in which such item of NitroMed Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that, to the Knowledge of NitroMed, may have an ownership interest in such item of NitroMed Registered IP and the nature of such ownership interest. NitroMed has delivered or made available to Deerfield complete and accurate copies of all applications and correspondence associated with the obtaining and maintenance of NitroMed IP Rights to or from a Governmental Body related to each such item of NitroMed Registered IP.

          (c)   Part 2.10(c) of the Disclosure Schedule accurately identifies (i) all NitroMed IP Rights licensed to NitroMed or a NitroMed Subsidiary (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of NitroMed's products or services); (ii) the corresponding NitroMed Contracts pursuant to which such NitroMed IP Rights are licensed to NitroMed or a NitroMed Subsidiary; and (iii) whether the license or licenses granted to NitroMed or a NitroMed Subsidiary are exclusive or non-exclusive.

          (d)   Part 2.10(d) of the Disclosure Schedule accurately identifies each NitroMed or a NitroMed Subsidiary Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any NitroMed IP Rights.

          (e)   NitroMed has delivered or made available to Deerfield a complete and accurate copy of each standard form of NitroMed IP Rights Agreement used by NitroMed or a NitroMed Subsidiary, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of NitroMed IP Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing intellectual property assignment or license of NitroMed IP Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement.

          (f)    NitroMed exclusively owns all right, title, and interest to and in NitroMed IP Rights (other than NitroMed IP Rights licensed to NitroMed, as identified in Part 2.10(c) of the Disclosure Schedule) free and clear of any liens. Without limiting the generality of the foregoing:

              (i)  To the Knowledge of NitroMed, all documents and instruments necessary to apply for NitroMed Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

             (ii)  To the Knowledge of NitroMed, each Person who is or was an employee or contractor of NitroMed or a NitroMed Subsidiary and who is or was involved in the creation or development of any NitroMed IP Rights has signed or has the obligation to sign a valid, enforceable agreement obligating the assignment of Intellectual Property to NitroMed and confidentiality provisions protecting trade secrets and confidential information of NitroMed. To the Knowledge of NitroMed, no current or former stockholder, officer, director, or employee of NitroMed or a NitroMed Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any NitroMed IP Rights. To the Knowledge of NitroMed, no employee of NitroMed or a NitroMed Subsidiary is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for NitroMed or (B) in breach of any Contract with any former employer or other Person concerning NitroMed IP Rights or confidentiality provisions protecting trade secrets and confidential information in NitroMed IP Rights.

            (iii)  NitroMed has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that NitroMed holds, or purports to hold, as a trade secret.

            (iv)  NitroMed has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any NitroMed IP Rights to any other Person.

             (v)  NitroMed is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate NitroMed to grant or offer to any other Person any license or right to any NitroMed IP Rights.

          (g)   To NitroMed's Knowledge, all NitroMed Registered IP is valid and enforceable. Without limiting the generality of the foregoing, to NitroMed's Knowledge:

              (i)  Each U.S. patent application and U.S. patent in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention claimed in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention claimed in the foreign patent application or foreign patent being first made available to the public.

             (ii)  No registered trademark or trade name owned, used, or applied for by NitroMed conflicts or interferes with any registered trademark or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any registered trademark in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest has been impaired.

            (iii)  Each item of NitroMed IP Rights that is NitroMed Registered IP is and at all times has been filed and maintained, as applicable, in compliance with all applicable Legal Requirements.

            (iv)  No interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity, or enforceability of any NitroMed IP Rights is being, has been, or could reasonably be expected to be contested or challenged.

          (h)   Part 2.10(h) of the Disclosure Schedule accurately identifies, and NitroMed has delivered or made available to Deerfield a complete and accurate copy of, each letter that has been sent or otherwise delivered in the last five (5) years by or to NitroMed or a NitroMed Subsidiary or any director or officer of NitroMed or a NitroMed Subsidiary to a third party regarding any actual, alleged, or suspected infringement or misappropriation of any NitroMed IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

          (i)    Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (A) a loss of, or Encumbrance on, any NitroMed IP Rights; (B) a breach by NitroMed or a NitroMed Subsidiary of any license agreement listed or required to be listed in Part 2.10(c) of the Disclosure Schedule; (C) the release, disclosure, or delivery of any NitroMed IP Rights by or to any escrow agent or other Person; or (D) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of NitroMed IP Rights.

          (j)    NitroMed has made available to Deerfield the identity of the third-party patents and patent applications found during all freedom to operate searches that were conducted by NitroMed or a NitroMed Subsidiary. Except as disclosed therein, to NitroMed's Knowledge, NitroMed or a NitroMed Subsidiary has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person.

  Without limiting the generality of the foregoing, except as disclosed in the freedom to operate searches made available to Deerfield pursuant to this Section 2.10(j), to NitroMed's Knowledge:

              (i)  No product or service that has been developed or that is being commercially sold by NitroMed as specified in Part 2.10(a) of the Disclosure Schedule, nor the performance of making, using, selling or offering for sale or importation of any such product or service, has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.

             (ii)  No infringement, misappropriation, or similar claim or Legal Proceeding related to the infringement, misappropriation or other violation of the Intellectual Property rights of any other Person is pending or threatened against NitroMed, a NitroMed Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by NitroMed with respect to such claim or Legal Proceeding.

            (iii)  NitroMed has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

          (k)   No claim or Legal Proceeding involving any NitroMed IP Rights is pending or, to NitroMed's Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of NitroMed IP Rights by NitroMed or a NitroMed Subsidiary, or (ii) the manufacturing, distribution, or sale of any product or service being developed by NitroMed or a NitroMed Subsidiary, or that is being commercially sold by NitroMed or a NitroMed Subsidiary.

        2.11    Contracts.

          (a)   Part 2.11(a) of the Disclosure Schedule identifies each NitroMed Contract, including:

              (i)  each NitroMed Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

             (ii)  each NitroMed Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or NitroMed IP Rights;

            (iii)  each NitroMed Contract imposing any restriction on NitroMed's or any NitroMed Subsidiary's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

            (iv)  each NitroMed Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

             (v)  each NitroMed Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

            (vi)  each NitroMed Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including NitroMed Contracts involving investments by NitroMed in, or loans by NitroMed to, any other Entity;

           (vii)  each NitroMed Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any NitroMed Related Party;

          (viii)  each NitroMed Contract relating to indebtedness for borrowed money;

            (ix)  each NitroMed Contract related to the acquisition or disposition of material assets of NitroMed or any NitroMed Subsidiary or any other Person;

             (x)  any other NitroMed Contract that (i) has a term of more than 60 days and that may not be terminated by NitroMed (without penalty) within 60 days after the delivery of a termination notice by NitroMed or (ii) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NitroMed having a value in excess of $100,000 in the aggregate;

            (xi)  each NitroMed Contract constituting a commitment of any Person to purchase products (including products in development) of NitroMed or any NitroMed Subsidiary; and

           (xii)  each NitroMed Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to NitroMed or any NitroMed Subsidiary in connection with the Contemplated Transactions.

          (b)   NitroMed has delivered or made available to Deerfield accurate and complete (except for applicable redactions thereto) copies of all material written NitroMed Contracts, including all amendments thereto. Each NitroMed Contract is valid and in full force and effect, is enforceable by NitroMed or the applicable NitroMed Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (i) they have previously expired in accordance with their terms or (ii) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have an NitroMed Material Adverse Effect.

          (c)   Neither NitroMed nor any NitroMed Subsidiary has materially violated or breached, or committed any material default under, any NitroMed Contract, and, to the Knowledge of NitroMed, no other Person has violated or breached, or committed any default under, any NitroMed Contract which would reasonably expected to have a NitroMed Material Adverse Effect.

          (d)   Neither NitroMed nor any NitroMed Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any NitroMed Contract.

          (e)   Part 2.11(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by NitroMed (other than term sheets provided by NitroMed or to NitroMed by any third party related to the subject matter of this transaction).

          (f)    Part 2.11(f) of the Disclosure Schedule provides an accurate and complete list of all Consents required under any NitroMed Contract to consummate the Merger and the other Contemplated Transactions.

        2.12    Tax Matters.

          (a)   All Tax Returns required to be filed by or on behalf of NitroMed or any NitroMed Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "NitroMed Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurate and complete in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. NitroMed has delivered or made available to Deerfield accurate and complete copies of all NitroMed Returns filed for the last three years or which have been requested by Deerfield. NitroMed shall establish in its books and records, in the

  Ordinary Course of Business, and shall take into account in the determination of Net Cash, reserves adequate for the payment of all unpaid Taxes by NitroMed or any NitroMed Subsidiary for the period from January 1, 2008 through the Measurement Date.

          (b)   The audited consolidated balance sheets of NitroMed as of December 31, 2005, 2006 and 2007 and the unaudited balance sheet of NitroMed as of September 30, 2008 fully accrue all liabilities for unpaid Taxes of NitroMed and each NitroMed Subsidiary with respect to all periods through the dates thereof in accordance with GAAP.

          (c)   No NitroMed Return has been examined or audited by any Governmental Body within the past ten (10) years and no examination or audit of any NitroMed Return is currently in progress or, to the Knowledge of NitroMed, threatened or contemplated. NitroMed has delivered or made available to Deerfield accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of NitroMed or any NitroMed Subsidiary relating to NitroMed Returns within the past ten (10) years. Within the past ten (10) years, no extension or waiver of the limitation period applicable to any of the NitroMed Returns has been granted (by NitroMed, any NitroMed Subsidiary or any other Person), and no such extension or waiver has been requested from NitroMed or any NitroMed Subsidiary. All Taxes that NitroMed or any NitroMed Subsidiary was required by law to withhold or collect at any time within the ten-year period ending with the Closing Date have been or will be duly withheld or collected and, to the extent required, have been or will be properly paid to the appropriate Governmental Body. Neither NitroMed nor any NitroMed Subsidiary has executed or filed any power of attorney with any taxing authority within the past ten (10) years.

          (d)   No claim or Legal Proceeding is pending or, to the Knowledge of NitroMed, has been threatened against or with respect to NitroMed or any NitroMed Subsidiary in respect of any Tax Return (including any claim that a Tax Return was required to be filed) or any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by NitroMed or any NitroMed Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by NitroMed or the applicable NitroMed Subsidiary and with respect to which adequate reserves for payment have been taken into account in the determination of Net Cash). There are no liens for Taxes upon any of the assets of NitroMed or any NitroMed Subsidiary except liens for current Taxes not yet due and payable. Neither NitroMed nor any NitroMed Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. NitroMed has not been, and NitroMed will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

          (e)   Neither NitroMed nor any NitroMed Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return or a combined state or local Tax Return (in each case, other than a group of which only NitroMed and the current NitroMed Subsidiaries were members), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Neither NitroMed nor any NitroMed Subsidiary is or has ever been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Neither NitroMed nor any NitroMed Subsidiary has been either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (f)    None of the assets of NitroMed or any NitroMed Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

          (g)   Neither NitroMed nor any NitroMed Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

          (h)   No NitroMed Subsidiary is or has been a passive foreign investment company ("PFIC") within the meaning of Sections 1291-1297 of the Code or a "controlled foreign corporation" ("CFC") within the meaning of Section 957 of the Code, and neither NitroMed nor any NitroMed Subsidiary is a shareholder of a PFIC or a CFC.

          (i)    Neither NitroMed nor any NitroMed Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

          (j)    Neither NitroMed nor any NitroMed Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

          (k)   Neither NitroMed nor any NitroMed Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

          (l)    Neither NitroMed nor any NitroMed Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

          (m)  Part 2.12(m) of the Disclosure Schedule sets forth a complete and accurate list of any NitroMed Subsidiaries for which a "check-the-box" election under Section 7701 has been made.

          (n)   Neither NitroMed nor any NitroMed Subsidiary has engaged in any "listed transaction" for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

          (o)   Neither NitroMed nor any NitroMed Subsidiary is or has been at any time during the 5-year period ending with the Effective Time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        2.13    Employee and Labor Matters; Benefit Plans.

          (a)   Part 2.13(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of NitroMed or any NitroMed Subsidiary (including any employee of NitroMed or any

  NitroMed Subsidiary who is on a leave of absence) with an annual base salary in excess of $200,000:

              (i)  the name of such employee and the date as of which such employee was originally hired by NitroMed or any NitroMed Subsidiary;

             (ii)  such employee's title;

            (iii)  the aggregate dollar amount of the wages, salary, and bonuses received by such employee from NitroMed or any NitroMed Subsidiary with respect to services performed in 2008;

            (iv)  any Governmental Authorization that is held by such employee and that relates to or is useful in connection with NitroMed's business or any NitroMed Subsidiary's business;

             (v)  to the Knowledge of NitroMed, such employee's citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar Permit under which such employee is working for NitroMed or any NitroMed Subsidiary and the dates of issuance and expiration of such visa or other Permits; and

            (vi)  such employee's primary office location.

          (b)   Except as required by COBRA, Part 2.13(b) of the Disclosure Schedule accurately identifies each former employee of NitroMed or any NitroMed Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from NitroMed or any NitroMed Subsidiary) relating to such former employee's employment with NitroMed or any NitroMed Subsidiary; and Part 2.13(b) of the Disclosure Schedule accurately describes such benefits.

          (c)   The employment of NitroMed's and each NitroMed Subsidiary's employees is terminable by NitroMed or the applicable NitroMed Subsidiary at will. NitroMed has delivered or made available to Deerfield accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of the employment of the employees of NitroMed or any NitroMed Subsidiary.

          (d)   To the Knowledge of NitroMed:

              (i)  no Key Employee of NitroMed or any NitroMed Subsidiary intends to terminate his employment with NitroMed or the applicable NitroMed Subsidiary;

             (ii)  no Key Employee of NitroMed or any NitroMed Subsidiary has received an offer that remains outstanding to join a business that may be competitive with NitroMed's or any NitroMed Subsidiary's business; and

            (iii)  no employee of NitroMed or any NitroMed Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of NitroMed or the applicable NitroMed Subsidiary; or (B) NitroMed's or any NitroMed Subsidiary's business or operations.

          (e)   Neither NitroMed nor any NitroMed Subsidiary is a party to or bound by, and neither NitroMed nor any NitroMed Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

          (f)    To the Knowledge of NitroMed, neither NitroMed nor any NitroMed Subsidiary is engaged in any unfair labor practice, and there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting NitroMed or any

  NitroMed Subsidiary, since January 1, 2005. To the Knowledge of NitroMed, there are no actions, suits, claims, labor disputes or grievances pending relating to any labor, safety, wage/hour or discrimination matters involving any employee of NitroMed or any NitroMed Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Knowledge of NitroMed, the consummation of the Merger or any of the other Contemplated Transactions will not have a material adverse effect on NitroMed or any NitroMed Subsidiary's labor relations.

          (g)   Part 2.13(g) of the Disclosure Schedule lists any independent contractors who have provided services to NitroMed or any NitroMed Subsidiary for a period of six consecutive months or longer since January 1, 2005.

          (h)   Part 2.13(h) of the Disclosure Schedule identifies each NitroMed Plan sponsored, maintained, contributed to or required to be contributed to by NitroMed or any NitroMed Subsidiary for the benefit of any current or former employee of NitroMed or any NitroMed Subsidiary. Except to the extent required to comply with Legal Requirements, neither NitroMed nor any NitroMed Subsidiary intends or has committed to establish or enter into any new NitroMed Plan, or to modify any NitroMed Plan.

          (i)    NitroMed has delivered or made available to Deerfield: (i) correct and complete copies of all documents setting forth the terms of each NitroMed Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each NitroMed Plan; (iii) if the NitroMed Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, the most recent annual actuarial and funding report for such NitroMed Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each NitroMed Plan; (v) all material written Contracts relating to each NitroMed Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of NitroMed or any NitroMed Subsidiary relating to any NitroMed Plan and any proposed NitroMed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to NitroMed or any NitroMed Subsidiary; (vii) all material correspondence to or from any Governmental Body relating to any NitroMed Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of NitroMed or any NitroMed Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each NitroMed Plan; (x) all discrimination tests required under the Code for each NitroMed Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each NitroMed Plan intended to be qualified under Section 401(a) of the Code.

          (j)    NitroMed and each NitroMed Subsidiary has performed all material obligations required to be performed by it under each NitroMed Plan and is not in default under or violation of, and NitroMed has no Knowledge of any default under or violation by any other party of, the terms of any NitroMed Plan. Each NitroMed Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any NitroMed Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the issuance of such that would reasonably be expected to cause the loss of such qualified status. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any NitroMed Plan subject to ERISA or Section 4975 of the Code that would reasonably be expected to result in material liability to NitroMed or any NitroMed Subsidiary. There are no claims or Legal Proceedings pending, or, to the Knowledge of NitroMed, threatened or reasonably anticipated (other than routine claims for benefits), against any NitroMed Plan or against the assets of any NitroMed Plan. Each NitroMed Plan (other than any NitroMed Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Deerfield, NitroMed, any NitroMed Subsidiary or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of NitroMed, threatened by any Governmental Body with respect to any NitroMed Plan. Neither NitroMed nor any NitroMed Subsidiary has ever incurred any penalty or tax with respect to any NitroMed Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. NitroMed and each NitroMed Subsidiary have made all contributions and other payments required by and due under the terms of each NitroMed Plan.

          (k)   Neither NitroMed nor any NitroMed Subsidiary has ever maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) ("Pension Plan") subject to Title IV of ERISA; (ii) multiple employer plan subject to Section 413 of the Code; (iii) multiemployer plan within the meaning of Section (3)(37) of ERISA; (iv) multiple employer welfare arrangement subject to Section 3(40) of ERISA, or (v) a program or arrangement subject to Section 419, 419A or 501(c)(9) of the Code. NitroMed has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of NitroMed is or was held as a plan asset. NitroMed has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a "NitroMed Foreign Plan").

          (l)    No NitroMed Plan provides (except at no cost to NitroMed or any NitroMed Subsidiary) or reflects or represents any liability of NitroMed or any NitroMed Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to NitroMed or any NitroMed Subsidiary, neither NitroMed nor any NitroMed Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee of NitroMed or any NitroMed Subsidiary (either individually or to employees of NitroMed or any NitroMed Subsidiary as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (m)  Neither the execution of this Agreement nor the consummation of the Contemplated Transactions hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any NitroMed Plan, NitroMed Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of NitroMed or any NitroMed Subsidiary.

          (n)   To the Knowledge of NitroMed, NitroMed and all NitroMed Subsidiaries: (i) are in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of NitroMed, threatened claims or Legal Proceedings against NitroMed or any NitroMed Subsidiary under any worker's compensation policy or long-term disability policy.

          (o)   Neither NitroMed nor any NitroMed Subsidiary is required to be, and, to the Knowledge of NitroMed, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither NitroMed nor any NitroMed Subsidiary has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the Knowledge of NitroMed, neither NitroMed nor any NitroMed Subsidiary has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (p)   To the Knowledge of NitroMed, no officer or employee of NitroMed or any NitroMed Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee's efforts to promote the interests of NitroMed or any NitroMed Subsidiary, or that would interfere with the business of NitroMed or any NitroMed Subsidiary. To the Knowledge of NitroMed, neither the execution nor the delivery of this Agreement, nor the carrying on of the business of NitroMed or any NitroMed Subsidiary as presently conducted nor any activity of any employees of NitroMed or any NitroMed Subsidiary in connection with the carrying on of the business of NitroMed or any NitroMed Subsidiary as presently conducted will, to the Knowledge of NitroMed, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of NitroMed or any NitroMed Subsidiary may be bound.

          (q)   There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of NitroMed or any NitroMed Subsidiary that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither NitroMed nor any NitroMed Subsidiary is a party to any Contract, nor does NitroMed or any NitroMed Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (r)   No holder of shares of NitroMed Common Stock holds shares of NitroMed Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

          (s)   Any NitroMed employee plan, including, without limitation, any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and any plans described in 3(3) of ERISA (collectively, the "NitroMed Plans", and each individually a "NitroMed Plan") sponsored, maintained, contributed to or required to be contributed to by NitroMed or any NitroMed Subsidiary for the benefit of any employee of NitroMed or any NitroMed Subsidiary and which is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the

  Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto so as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code. No NitroMed Options, restricted stock awards, stock appreciation rights to other awards based on the capital stock of NitroMed constitutes "deferred compensation" within the meaning of Section 409A.

        2.14    Environmental Matters.    NitroMed and each NitroMed Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by NitroMed and each NitroMed Subsidiary of all Permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither NitroMed nor any NitroMed Subsidiary has received since January 1, 2007 any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that NitroMed or any NitroMed Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of NitroMed, there are no circumstances that may prevent or interfere with NitroMed's or any NitroMed Subsidiary's compliance with any Environmental Law as currently enacted. To the Knowledge of NitroMed, no current owner of any property leased or controlled by NitroMed or any NitroMed Subsidiary has received since January 1, 2003 any written notice relating to property owned or leased at any time by NitroMed, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current owner or NitroMed or any NitroMed Subsidiary is not in compliance with or violated any Environmental law relating to such property. All Governmental Authorizations currently held by NitroMed or any NitroMed Subsidiary pursuant to Environmental Laws are identified in Part 2.14 of the Disclosure Schedule.

        2.15    Insurance.    NitroMed maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Part 2.15 of the Disclosure Schedule sets forth each insurance policy (including general liability, worker's compensation and employee liability, directors and officers insurance, employee benefits liability, product liability, clinical trial insurance, crime, non-owned and hired automobile liability, and property, including business income and extra expense and change in controlled environment coverages) to which NitroMed is a party. Each such insurance policy is in full force and effect. Since January 1, 2007, NitroMed has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        2.16    Title to Assets; Bank Accounts; Receivables.

          (a)   Each of NitroMed and any NitroMed Subsidiary owns, and has good, valid and marketable title to, all assets purported to be owned by it. All of such assets are owned by NitroMed and any NitroMed Subsidiary free and clear of any material Encumbrances, except for (i) any lien for current Taxes not yet due and payable, (ii) liens which secure a payment not yet due that arises, and is customarily discharged, in the Ordinary Course of Business, (iii) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business and (iv) liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto.

          (b)   Part 2.16(b) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of NitroMed or any NitroMed Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

          (c)   All existing accounts receivable of NitroMed or any NitroMed Subsidiary (including those accounts receivable reflected on the NitroMed Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the NitroMed Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of NitroMed or any NitroMed Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the unaudited interim consolidated balance sheet for NitroMed as of September 30, 2008 delivered or made available to Deerfield prior to the date of this Agreement.

        2.17    Legal Proceedings; Orders.    Except as described in the NitroMed SEC Documents, there is no pending Legal Proceeding, and to the Knowledge of NitroMed, no Person has threatened to commence any Legal Proceeding: (i) that involves NitroMed or any NitroMed Subsidiary or any assets owned or used by NitroMed or any NitroMed Subsidiary or any Person whose liability NitroMed or any NitroMed Subsidiary has or may have retained or assumed, either contractually or by operation of law claiming damages, which, if adversely determined, would reasonably be expected to have a NitroMed Material Adverse Effect; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. To the Knowledge of NitroMed, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which NitroMed or any NitroMed Subsidiary, or any of the assets owned or used by NitroMed or any NitroMed Subsidiary, is subject.

        2.18    Non-Contravention; Consents.    Subject to obtaining the Required NitroMed Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger as required by the DGCL, neither (x) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of any of the provisions of NitroMed's certificate of incorporation or bylaws;

          (b)   contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which NitroMed or any NitroMed Subsidiary, or any of the assets owned or used by NitroMed or any NitroMed Subsidiary, is subject, except as would not reasonably be expected to have a NitroMed Material Adverse Effect;

          (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by NitroMed or any NitroMed Subsidiary or that otherwise relates to NitroMed's or any NitroMed Subsidiary's business or to any of the assets owned or used by NitroMed or any NitroMed Subsidiary, except as would not reasonably be expected to have a NitroMed Material Adverse Effect;

          (d)   result in a material conflict, violation or breach of, or result in a material default under, any provision of any material NitroMed Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such NitroMed Contract, (ii) accelerate the maturity or performance of any such NitroMed Contract, or (iii) cancel, terminate or modify any such NitroMed Contract, except as would not reasonably be expected to have a NitroMed Material Adverse Effect; or

          (e)   result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by NitroMed or any NitroMed Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of NitroMed or any NitroMed Subsidiary) except as would not reasonably be expected to have a NitroMed Material Adverse Effect.

Except for those filings, notices or Consents disclosed in Part 2.18 of the Disclosure Schedule, NitroMed and the NitroMed Subsidiaries are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (B) the consummation of the Merger or any of the other Contemplated Transactions.

        2.19    Vote Required.    The affirmative vote of the holders of a majority of the NitroMed Common Stock having voting power outstanding on the record date for the NitroMed Stockholders' Meeting is the only vote necessary to adopt this Agreement (the "Required NitroMed Stockholder Vote").

        2.20    Regulatory Compliance.

          (a)   All NitroMed Products of NitroMed or any NitroMed Subsidiary that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, marketed and promoted, as applicable, in compliance in all material respects with all applicable Legal Requirements.

          (b)   Part 2.20(b) of the Disclosure Schedule lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Bodies) concerning or relating to any health care program funded by any Governmental Body that involves, relates to or alleges: (i) any violation of any Legal Requirement of any such program with respect to any activity, practice or policy of NitroMed, any NitroMed Subsidiary or any NitroMed Product, resulting from the action of NitroMed or any NitroMed Subsidiary or, to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary; or (ii) any violation of any Legal Requirement of any such program with respect to any claim for payment or reimbursement made for a NitroMed Product. There are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Governmental Body with respect to any of the activities, transactions, practices, policies or claims of NitroMed, any NitroMed Subsidiary or involving any NitroMed Product. Neither NitroMed, any NitroMed Subsidiary nor any NitroMed Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any such Governmental Body and, to the Knowledge of NitroMed, there are no grounds to anticipate any such investigation or audit in the foreseeable future.

          (c)   Neither NitroMed nor any NitroMed Subsidiary, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral in violation of any applicable Legal Requirements relating to any anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the "Anti-Kickback Statute"), or any applicable state anti-kickback law.

          (d)   Neither NitroMed, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Legal Requirements relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law. NitroMed and any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has promoted all NitroMed Products of

  NitroMed and any NitroMed Subsidiary in accordance with all applicable Legal Requirements relating to off-label promotion.

          (e)   NitroMed has obtained and holds all such Permits, including without limitation all such Permits required by the United States Food and Drug Administration, as are necessary to conduct its business in the manner currently conducted. NitroMed has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to the Permits, and, to NitroMed's Knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that could not reasonably be expected to have a NitroMed Material Adverse Effect.

          (f)    NitroMed has obtained approval from the United States Food and Drug Administration for any NitroMed Product that it has marketed or is marketing commercially in the United States. NitroMed has timely filed with the United States Food and Drug Administration all required notices, supplemental applications, investigational new drug applications, and annual or other reports or documents, including adverse experience reports for the NitroMed Products or product candidates. NitroMed has disclosed to Deerfield (i) copies of all correspondence with the United States Food and Drug Administration and other similar Governmental Bodies regarding any of the NitroMed Products or product candidates and (ii) all information relating to Product complaints and adverse drug experience.

          (g)   Neither NitroMed nor any NitroMed Subsidiary, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has received any notices or correspondence from the United States Food and Drug Administration nor any Governmental Body exercising comparable authority requiring the termination or suspension of sale of the approved NitroMed Products or otherwise alleging that NitroMed or a NitroMed Subsidiary is not in compliance in all material respects with all applicable Legal Requirements.

        2.21    NitroMed Action.

          (a)   The board of directors of NitroMed (at a meeting duly called and held in accordance with the NitroMed Constituent Documents) has (i) unanimously determined that the Merger is advisable and in the best interests of NitroMed and the stockholders of NitroMed and (ii) unanimously determined to recommend that the stockholders of NitroMed vote to adopt this Agreement and approve the Merger pursuant to the terms of this Agreement.

          (b)   NitroMed has terminated the Archemix Merger Agreement in accordance with the provisions of Section 9.1(j) of that agreement and paid all fees and expenses payable by it under the Archemix Merger Agreement as a result of the termination, including but not limited to amounts payable pursuant to Sections 9.1(j) and 9.3 of the Archemix Merger Agreement.

          (c)   NitroMed has terminated the JHP Agreement in accordance with the provisions of Section 8.1(c)(iii) of that agreement and paid all fees and expenses payable by it under the JHP Agreement as a result of the termination, including but not limited to amounts payable pursuant to Section 8.3 of the JHP Agreement.

        2.22    No Financial Advisor.    No broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of NitroMed or Merger Sub.

        2.23    Certain Payments.    Neither NitroMed nor its Subsidiaries, nor to NitroMed's Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of NitroMed or its Subsidiaries, has at any time, directly or indirectly:

          (a)   used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

          (b)   made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of NitroMed;

          (c)   made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

          (d)   performed any favor or given any gift which was not deductible for federal income tax purposes;

          (e)   made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

          (f)    agreed or committed to take any of the actions described in clauses "(a)" through "(e)" above.

        2.24    Authority; Binding Nature of Agreement.    NitroMed has all requisite corporate power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by NitroMed of this Agreement have been duly authorized by all necessary action on the part of NitroMed and its board of directors, subject only to obtaining the Required NitroMed Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by NitroMed, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of NitroMed enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.25    Anti-Takeover Law.    The board of directors of NitroMed has taken all action necessary and required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any anti-takeover provision in NitroMed's certificate of incorporation or bylaws, (b) any takeover provision in any NitroMed Contract, and (c) any takeover provision in any applicable state law.

        2.26    Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

          (a)   NitroMed and each NitroMed Subsidiary maintains internal control over financial reporting which provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of NitroMed's and each NitroMed Subsidiary's assets, (ii) transactions are executed with management's authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of NitroMed and to maintain accountability for NitroMed's consolidated assets.

          (b)   NitroMed maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning NitroMed and NitroMed Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of NitroMed's filings with the SEC and other public disclosure documents.

          (c)   Neither NitroMed nor any of its officers has received notice from any Governmental Body questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.

          (d)   NitroMed has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of NitroMed.

        2.27    Disclosure.    The information supplied by NitroMed for inclusion in the Proxy Statement (including any NitroMed SEC Documents) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (a) contain any statement that is inaccurate or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

        2.28    Opinion of Financial Advisor.    Cowen and Company, LLC has delivered its written opinion to the NitroMed board of directors or a Special Committee thereof, as applicable, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of NitroMed Common Stock pursuant to the Merger hereof is fair from a financial point of view to such holders.

        2.29    Inventory and Accounts Receivable.

          (a)   All Inventory of NitroMed is usable and saleable in the ordinary course of business, except for excess and obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on NitroMed's Most Recent SEC Balance Sheet. All inventories not written-off have been priced at the lower of cost or market value on a first-in, first-out basis.

          (b)   The Inventory at Closing shall be free from defects and conform to its specifications and Governmental Authorization and shall not be adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetics Act and is free and clear of all security interests. The Inventory has been manufactured, packaged, labeled, stored, and loaded for shipment, as the case may be, in accordance with its specifications, cGMP, all Laws, including, without limitation, those relating to environmental Law and safety. NitroMed has not used in any capacity the services of any Person debarred under the U.S. Generic Drug Enforcement Act, 21 U.S.C. § 335a(k)(1) and further has not used any Person who has been convicted of a crime as defined under the U.S. Generic Drug Enforcement Act in connection with the services rendered to NitroMed.

          (c)   All of the accounts receivable of NitroMed (i) have arisen in the ordinary course of business and (ii) resulted from a bona fide sale to a customer, and all defenses, offsets, allowances, credits, or disputes with regard to any of such accounts have been adequately reserved for in the financial statements of NitroMed. No Person has any security interest on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Part 2.29 of the Disclosure Schedule sets froth all accounts receivable of NitroMed (including the account receivable debtor) that have been outstanding for more than 120 days.

3.     REPRESENTATIONS AND WARRANTIES OF DEERFIELD, PARENT AND MERGER SUB

        Deerfield, Parent and Merger Sub represent and warrant to NitroMed as follows.

        3.1    Due Organization; Subsidiaries; Etc.    DPDF is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, with the power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. DPDI is a limited partnership duly organized, validly existing and in good standing under the laws of the British Virgin Islands, with the power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. DSSF is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, with the power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. DSSFI is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, with the corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

        3.2    Legal Proceedings; Orders.    There is no pending Legal Proceeding, and to the Knowledge of Deerfield, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

        3.3    Authority; Binding Nature of Agreement.    Deerfield, Parent and Merger Sub have all requisite power and authority to enter into and to perform their respective obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by each of Deerfield, Parent and Merger Sub of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary action on the part of Deerfield, Parent and Merger Sub, subject only to obtaining the adoption of this Agreement by Parent as sole stockholder of Merger Sub and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement and each of the Related Agreements to which any of Deerfield, Parent or Merger Sub is a party has been duly executed and delivered by Deerfield, Parent and Merger Sub, as the case may be, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Deerfield, Parent and Merger Sub, as the case may be, enforceable against Deerfield, Parent and Merger Sub, as the case may be, in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.4    Non-Contravention; Consents.    Subject to obtaining the adoption of this Agreement by Parent as sole stockholder of Merger Sub and the filing of the Certificate of Merger as required by the DGCL, neither (x) the execution, delivery or performance of this Agreement or any of the Related

Agreements, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of any of the provisions of the certificate of limited partnership and limited partnership agreement of DPDF and DSSF, or any of the provisions of the certificate of formation and limited partnership agreement of DPDI, or any of the provisions of the certificate of incorporation and memorandum of articles of association of DSSFI or any of the provisions of the certificate of incorporation or bylaws of Parent and Merger Sub; or

          (b)   contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Deerfield or Parent, or any of the assets owned or used by Deerfield or Parent, is subject, except as would not reasonably be expected to have a Deerfield Material Adverse Effect;

No filing with, notice to or Consent from any Person is required in connection with (i) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (ii) the consummation of the Merger or any of the other Contemplated Transactions.

        3.5    Financing.    Deerfield has sufficient funds to cause Parent and Merger Sub to perform all of their respective obligations under this Agreement and to consummate the Merger.

        3.6    Disclosure.    The information supplied by Deerfield for inclusion in the Proxy Statement will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (a) contain any statement that is inaccurate or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

4.     CERTAIN COVENANTS OF THE PARTIES

        4.1    Access and Investigation.    Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the "Pre-Closing Period"), upon reasonable notice NitroMed shall, and shall cause NitroMed's Representatives to: (a) provide Deerfield and Deerfield's Representatives with reasonable access during normal business hours to NitroMed's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to NitroMed and its Subsidiaries and (b) provide Deerfield and Deerfield's Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to NitroMed and its Subsidiaries, and with such additional financial, operating and other data and information regarding NitroMed and its Subsidiaries as Deerfield may reasonably request. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, NitroMed shall promptly provide Deerfield with copies of:

              (i)  the unaudited monthly consolidated balance sheets of NitroMed as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month;

             (ii)  all material operating and financial reports prepared by NitroMed for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;

            (iii)  any written materials or communications sent by or on behalf of NitroMed to its stockholders;

            (iv)  any notice, document or other communication sent by or on behalf NitroMed to any party to any material NitroMed Contract or sent to NitroMed by any party to any material NitroMed Contract (other than any communication that relates solely to routine commercial transactions between NitroMed and the other party to any such material NitroMed Contract and that is of the type sent in the Ordinary Course of Business);

             (v)  any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf NitroMed in connection with the Merger or any of the Contemplated Transactions;

            (vi)  any non-privileged notice, document or other communication sent by or on behalf of, or sent to, NitroMed relating to any pending or threatened Legal Proceeding involving or affecting NitroMed; and

           (vii)  any material notice, report or other document received by NitroMed from any Governmental Body.

Notwithstanding the foregoing, NitroMed may restrict the foregoing access to the extent that any Legal Requirement applicable to NitroMed requires NitroMed or its Subsidiaries to restrict or prohibit access to any such properties or information.

        4.2    Operation of NitroMed's Business.

          (a)   Except as set forth on Part 4.2 of the Disclosure Schedule, during the Pre-Closing Period each of NitroMed and its Subsidiaries shall conduct its respective business and operations (i) except for a Qualified NO Divestiture, in the Ordinary Course of Business including sales of Inventory at prices and terms of sale, including allowances, rebates and discounts, consistent with historical practices (and NitroMed shall not announce or otherwise communicate any pending change in prices or terms of sale or take any other action that would reasonably be expected to result in sales of Inventory in amounts inconsistent with historical amounts), (ii) NitroMed shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with NitroMed and (iii) in material compliance with all applicable Legal Requirements and the material requirements of all Contracts that constitute material Contracts. In addition, during the Pre-Closing Period, NitroMed shall promptly notify Deerfield of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting NitroMed or NitroMed's Subsidiaries that is commenced, or, to the Knowledge of NitroMed, threatened against, NitroMed or NitroMed's Subsidiaries; or (C) any material developments with respect to the negotiation and implementation of the transactions contemplated by the divestiture through one or more transactions of certain of the assets and liabilities associated with NitroMed's nitric-oxide based research technology platform (the "NO Program Divestiture").

          (b)   Subject to any Legal Requirement applicable to NitroMed or any of its Subsidiaries and except as set forth on Part 4.2 of the Disclosure Schedule, during the Pre-Closing Period, neither NitroMed nor any of its Subsidiaries shall, without the prior written consent of Deerfield (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 2.5(c)-(s),

        4.3    Updates.    During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Deerfield on the one hand, and NitroMed on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (in the case of NitroMed, and to the Knowledge of NitroMed) any director, officer or Key Employee of NitroMed. No notification given pursuant to this Section 4.3 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement for purposes of Section 7.1 or 7.2, in the case of Deerfield, or Section 8.1 or 8.2 in the case of NitroMed.

        4.4    No Solicitation.

          (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on February 26, 2009 (the "No-Shop Period Start Time"), acting under the direction of the Special Committee of the board of directors of NitroMed, NitroMed and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements; provided that NitroMed shall promptly provide to Deerfield any material non-public information concerning NitroMed or its Subsidiaries that is provided to any Person given such access which was not previously provided to Deerfield; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

          (b)   From and after the No-Shop Period Start Time, NitroMed agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries' non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding NitroMed to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4(b), prior to obtaining the Required NitroMed Stockholder Vote, NitroMed may furnish information regarding NitroMed to, and enter into discussions or negotiations with, any Person in response to a Superior Offer or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Offer that is submitted to NitroMed by such Person (and not withdrawn) if: (A) neither NitroMed nor any Representative of NitroMed shall have breached this Section 4.4; (B) the board of directors of NitroMed concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of NitroMed under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, NitroMed, NitroMed gives Deerfield written notice of the identity of such Person and of NitroMed's intention to furnish information to, or enter into discussions with, such Person; (D) NitroMed receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to NitroMed as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, NitroMed furnishes such information to Deerfield (to the extent such nonpublic information has not been previously furnished by NitroMed to Deerfield). Without limiting the generality of the foregoing, NitroMed acknowledges and agrees that, in the event any Representative of NitroMed (whether or not such Representative is purporting to act on behalf of NitroMed) takes any action that, if taken by NitroMed, would constitute a breach of this Section 4.4 by NitroMed, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by NitroMed for purposes of this Agreement.

          (c)   If NitroMed or any Representative of NitroMed receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then NitroMed shall promptly (and in no event later than 24 hours after NitroMed becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Deerfield orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). NitroMed shall keep Deerfield fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

          (d)   Except with respect to any written offer or proposal that constituted an Acquisition Proposal made during the period beginning on the date of this Agreement and ending at the No-Shop Period Start Time, from and after the No-Shop Period Start Time, NitroMed shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Deerfield or Merger Sub) that has made or indicated an intention to make an Acquisition Proposal.

          (e)   Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required NitroMed Stockholder Vote, the board of directors of NitroMed may withhold, amend, withdraw or modify the NitroMed Board Recommendation in a manner adverse to Deerfield (a "Change In Recommendation") if (i) other than in response to an Acquisition Proposal the board of directors of NitroMed, based upon a material development or change in circumstances occurring, arising or coming to the attention of such directors after the date hereof that was neither known to such directors nor reasonably foreseeable as of or prior to the date hereof (and not relating to an Acquisition Proposal) (such material development or change in circumstances, an "Intervening Event") determines in good faith, following consultation with its outside legal counsel, that in light of such Intervening Event the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, or (ii) NitroMed has not breached this Section 4.4 and NitroMed receives a Superior Offer and determines to terminate this Agreement pursuant to Section 9.1(h); provided, that, NitroMed may not terminate this Agreement and the Board may not effect a withdrawal or modification of its approval of this Agreement unless NitroMed shall have provided prior written notice to Deerfield, at least four (4) Business Days in advance (the "Notice Period"), of its intention to withdraw or modify its approval of this Agreement or, in the case of a Superior Offer, terminate this Agreement to enter into a definitive agreement with respect to such Superior Offer, which notice shall include a written summary of the material terms and conditions of such Superior Offer (including the identity of the party making such Superior Offer), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Offer and any other material documents relating thereto. During the Notice Period, NitroMed shall take into account any changes to the financial and other terms of this Agreement proposed by Deerfield in response to any such written notice by NitroMed or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Offer (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Offer shall require a new written notice by NitroMed and a new four (4) Business Day period).

        4.5    Adoption of Merger Agreement.    Within one (1) Business Day after the execution and delivery of this Agreement, Parent shall adopt this Agreement as the sole stockholder of Merger Sub and shall provide evidence of such adoption to NitroMed.

5.     ADDITIONAL AGREEMENTS OF THE PARTIES

        5.1    Proxy Statement.    As promptly as practicable after the execution of this Agreement, NitroMed at NitroMed's expense, and in cooperation with Deerfield, shall prepare and file with the SEC the Proxy Statement. NitroMed shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. NitroMed shall notify Deerfield promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Deerfield with copies of all correspondence between NitroMed or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. NitroMed shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Deerfield or NitroMed, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of NitroMed, such amendment or supplement.

        5.2    NitroMed Stockholders' Meeting.

          (a)   Subject to Section 4.4, NitroMed shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of NitroMed Common Stock to vote on the adoption of this Agreement (the "NitroMed Stockholders' Meeting"). The NitroMed Stockholders' Meeting shall be held as promptly as practicable after the Proxy Statement is sent to NitroMed's stockholders. NitroMed shall ensure that all proxies solicited in connection with the NitroMed Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b)   NitroMed agrees that, subject to Section 4.4: (i) the board of directors of NitroMed shall recommend that the holders of NitroMed Common Stock vote to adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Proxy Statement shall include a statement to the effect that the board of directors of NitroMed recommends that the holders of NitroMed Common Stock vote to adopt this Agreement and such other matters contemplated by this Agreement at the NitroMed

  Stockholders' Meeting (the recommendation of the board of directors of NitroMed that the stockholders of NitroMed vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the "NitroMed Board Recommendation"); and (iii) the NitroMed Board Recommendation shall not be withdrawn or modified in a manner adverse to Deerfield, and no resolution by the board of directors of NitroMed or any committee thereof to withdraw or modify the NitroMed Board Recommendation in a manner adverse to Deerfield shall be adopted or proposed.

        5.3    Regulatory Approvals.    Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, notifications or other documents required to be filed in connection with the Merger under any applicable U.S. or foreign Legal Requirement relating to antitrust or competition matters. Deerfield and NitroMed shall as promptly as practicable respond in compliance with any inquiries or requests received from any U.S., state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

        5.4    Indemnification of Officers and Directors.

          (a)   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Deerfield and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of NitroMed (the "D&O Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of NitroMed, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Deerfield and the Surviving Corporation, jointly and severally, upon receipt by Deerfield or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (b)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Deerfield shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of NitroMed than are presently set forth in the certificate of incorporation and bylaws of NitroMed, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of NitroMed.

          (c)   Deerfield shall cause the Surviving Corporation to purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors' and officers' liability insurance policies maintained by NitroMed (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.4(c) more than an amount equal to 200% of current annual premiums paid by NitroMed for such insurance.

          (d)   Deerfield shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section 5.4 in connection with their enforcement of their rights provided in this Section 5.4, unless a D&O Indemnified Party ultimately is determined not to be entitled to such indemnification or insurance recovery, as the case may be, by a court of competent jurisdiction in a final, non-appealable judgment.

          (e)   The provisions of this Section 5.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of NitroMed by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

          (f)    In the event Deerfield or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Deerfield or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.4

          (g)   Deerfield shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.4.

        5.5    Additional Agreements.

          (a)   The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission and consider in good faith such Party's comments with respect thereto. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

          (b)   NitroMed shall prepare and file on or before the relevant due dates therefor, all Federal, state, local and foreign Tax Returns required to be filed by NitroMed or any NitroMed Subsidiary prior to the Closing Date, taking into account any validly obtained extensions of time for filing such Tax Returns, and shall pay on or before the applicable due dates all Taxes shown to be due and payable on such Tax Returns and all other Taxes, including, without limitation, estimated Taxes and any Taxes payable with any applicable Tax Return extensions, which become due and payable prior to the Closing Date. NitroMed will provide Deerfield with a reasonable opportunity to review each income Tax Return prior to the filing thereof.

          (c)   NitroMed shall prepare and file, and the Parties shall cooperate with NitroMed in doing so, all Tax Returns regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees or any similar Taxes which become payable in connection with the Contemplated Transactions that are required to be filed on or before the Effective Time. All such Taxes will be paid by NitroMed.

          (d)   Prior to the Effective Time, NitroMed shall have used commercially reasonable efforts to extend the agreement referred to in Part 2.11(a)(x)(6) of the Disclosure Schedule in accordance with the terms set forth in Part 5.5(d) of the Disclosure Schedule.

        5.6    Disclosure.    Without limiting any of either Party's obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

        5.7    Listing.    NitroMed shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market until the Effective Time.

        5.8    Section 16(b).    Prior to the Effective Time, NitroMed may take such steps as may be reasonably necessary or advisable in order to cause any dispositions of NitroMed's equity securities (including derivative securities) made by NitroMed directors and officers pursuant to the terms of this Agreement to be duly approved for purposes of Section 16(b) of the Exchange Act or exempt thereunder.

        5.9    Sale of Marketable Securities Prior to Effective Time.    NitroMed shall use commercially reasonable efforts to convert to cash all of its marketable securities prior to the Effective Time.

        5.10    Maintenance of Inventory.    NitroMed shall ensure that Inventory as of the Closing Date (as determined in accordance with Section 1.6(f) hereof) shall be no less than $1,000,000 and not more than $1,800,000.

        5.11    Performance of Obligations of Parent and Merger Sub.    Deerfield hereby guarantees the covenants and other obligations of the Parent and Merger Sub provided for, or otherwise contemplated by, this Agreement and agrees (a) that any breach thereof shall be deemed to constitute a breach by Deerfield and (b) to provide to the Parent and the Merger Sub any funds necessary to consummate the Contemplated Transactions.

6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

        The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

        6.1    Proxy Statement.    No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

        6.2    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

        6.3    Stockholder Approval.    This Agreement shall have been duly adopted by the Required NitroMed Stockholder Vote.

        6.4    Governmental Authorization.    Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

        6.5    Regulatory Matters.    Any waiting period applicable to the consummation of the Merger under any applicable U.S. or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Deerfield, Parent, Merger Sub or NitroMed and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Deerfield, on the one hand, nor NitroMed on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

        6.6    Net Cash Determination.    The Final Net Cash shall have been determined in accordance with Section 1.6 hereof.

7.     ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF DEERFIELD, PARENT AND MERGER SUB

        The obligations of Deerfield, Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Deerfield, at or prior to the Closing, of each of the following conditions:

        7.1    Accuracy of Representations.    The representations and warranties of NitroMed contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a NitroMed Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "NitroMed Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

        7.2    Performance of Covenants.    Each of the covenants and obligations in this Agreement that NitroMed is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by NitroMed in all material respects.

        7.3    Agreements and Other Documents.    Deerfield shall have received the following agreements and other documents, each of which shall be in full force and effect:

          (a)   a certificate executed by the chief executive officer and chief financial officer of NitroMed confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied;

          (b)   certificates of good standing (or equivalent documentation) of NitroMed in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of NitroMed authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by NitroMed; and

          (c)   an officer's certificate to the effect that the NitroMed Common Stock and Preferred Stock are not "U.S. real property interests" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to Deerfield that NitroMed delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Deerfield does not receive the notice described above on or before the Closing Date, Deerfield shall be permitted to withhold from the payments to be made pursuant to this Agreement in accordance with Section 1.13 of this Agreement.

8.     ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF NITROMED

        The obligations of NitroMed to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by NitroMed, at or prior to the Closing, of each of the following conditions:

        8.1    Accuracy of Representations.    The representations and warranties of Deerfield, Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Deerfield Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all (i) "Deerfield Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modifications to the NitroMed Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

        8.2    Performance of Covenants.    All of the covenants and obligations in this Agreement that Deerfield, Parent or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        8.3    Documents.    NitroMed shall have received the following documents:

          (a)   A certificate executed by the general partner of DPDF, DPDI and DSSF and the investment manager of DSSFI confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied; and

          (b)   certificates of good standing of each of Deerfield, Parent and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Deerfield, Parent and Merger Sub hereunder.

9.     TERMINATION

        9.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether (except as set forth below) before or after adoption of this Agreement by NitroMed's stockholders:

          (a)   by mutual written consent duly authorized by the boards of directors of NitroMed and DSSFI and the general partner of DPDF, DPDI and DSSF;

          (b)   by either NitroMed or Deerfield if the Merger shall not have been consummated by June 30, 2009; provided, however; that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c)   by either NitroMed or Deerfield if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d)   by either NitroMed or Deerfield if (i) the NitroMed Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of NitroMed shall have taken a final vote to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the NitroMed Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required NitroMed Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to NitroMed where the failure to obtain the Required NitroMed Stockholder Vote shall have been caused by the action or failure to act of NitroMed and such action or failure to act constitutes a material breach by NitroMed of this Agreement;

          (e)   by Deerfield (at any time prior to the adoption of this Agreement by the Required NitroMed Stockholder Vote) if a NitroMed Triggering Event shall have occurred;

          (f)    by NitroMed, upon a breach of any representation, warranty, covenant or agreement on the part of Deerfield, Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Deerfield, Parent or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Deerfield's, Parent's or Merger Sub's representations and warranties or breach by Deerfield, Parent or Merger Sub is curable by Deerfield, Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from NitroMed to Deerfield, Parent or Merger Sub of such breach or inaccuracy and (ii) Deerfield, Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(f) as a result of such particular breach or inaccuracy if such breach by Deerfield, Parent or Merger Sub is cured prior to such termination becoming effective);

          (g)   by Deerfield, upon a breach of any representation, warranty, covenant or agreement on the part of NitroMed set forth in this Agreement, or if any representation or warranty of NitroMed shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in NitroMed's representations and warranties or breach by NitroMed is curable by NitroMed, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Deerfield to NitroMed of such breach or inaccuracy and (ii) NitroMed ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(g) as a result of such particular breach or inaccuracy if such breach by NitroMed is cured prior to such termination becoming effective); or

          (h)   by NitroMed if (i)(A) the board of directors of NitroMed has made a Change in Recommendation in accordance with Section 4.4 and (B) immediately prior to the termination of this Agreement, NitroMed pays to Deerfield the amount payable pursuant to Section 9.3(b); or (ii) immediately prior to entering into a definitive agreement with respect to a Superior Offer, provided that (A) NitroMed has not breached Section 4.4 of this Agreement and the board of directors of NitroMed has made a Change in Recommendation in accordance with Section 4.4 and authorized NitroMed to enter into a definitive agreement for a transaction that constitutes a Superior Offer, (B) immediately prior to the termination of this Agreement, NitroMed pays to Deerfield the amount payable pursuant to Section 9.3(b), and (C) immediately following such termination NitroMed enters into a definitive agreement to effect such Superior Offer.

        9.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

        9.3    Expenses; Termination Fees.

          (a)   Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

          (b)   If this Agreement is terminated (i) by Deerfield pursuant to Section 9.1(e) and at the time of such termination Deerfield is not in breach of this Agreement in a manner which would prevent the satisfaction of any condition in Section 6 and 7 required to be satisfied by Deerfield, (ii) by Deerfield pursuant to Section 9.1(g), (iii) by NitroMed pursuant to Section 9.1(h) or (iv) by NitroMed or Deerfield pursuant to Section 9.1(d), then NitroMed shall reimburse Deerfield for its documented fees and expenses incurred from and after January 9, 2009 associated with the Agreement and the Contemplated Transactions, including fees and expenses of legal counsel and accountants and any fees and expenses incurred in the preparation of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto; provided, however, that such fees and expenses shall not exceed $750,000.

          (c)   If NitroMed fails to pay when due any amount payable by NitroMed under Section 9.3(b), then (i) NitroMed shall reimburse Deerfield for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Deerfield of its rights under this Section 9.3, and (ii) NitroMed shall pay to Deerfield interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Deerfield in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

10.   MISCELLANEOUS PROVISIONS

        10.1    Non-Survival of Representations and Warranties.    The representations, warranties and covenants of Deerfield, Parent, Merger Sub and NitroMed contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

        10.2    Amendment.    This Agreement may be amended with the approval of Deerfield and NitroMed at any time (whether before or after the adoption of this Agreement by the stockholders of NitroMed); provided, however, that after any such adoption of this Agreement by the stockholders of NitroMed, no amendment shall be made which by law requires further approval of the stockholders of NitroMed without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Deerfield and NitroMed.

        10.3    Waiver.

          (a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.4    Entire Agreement; Counterparts; Exchanges by Facsimile.    This Agreement, and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

        10.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

        10.6    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        10.7    Assignability; No Third Party Beneficiaries.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party's rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party's prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.8    Notices.    Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

  if to Deerfield, Parent or Merger Sub:

  780 Third Avenue
  37th Floor
  New York, NY 10017
  Fax: (212) 573-8111
  Attention: James E. Flynn

  with copies to:

  Katten Muchin Rosenman LLP
  575 Madison Avenue
  New York, NY 10022
  Fax: (212) 940-8776
  Attention: Mark I. Fisher, Esq.
                    Elliot Press, Esq.

  and

  Robinson, Bradshaw & Hinson, P.A.
  101 North Tryon Street, Suite 1900
  Charlotte, NC 28246
  Fax: (704) 373-3955
  Attention: David Clark, Esq.
                    Stephen M. Lynch, Esq.

  if to NitroMed:

  NitroMed, Inc.
  45 Hayden Avenue
  Suite 3000
  Lexington MA 02421
  Fax: (781) 274-8080
  Attention: Kenneth Bate, President and CEO

  with a copy to:

  Wilmer Cutler Pickering Hale and Dorr LLP
  60 State Street
  Boston, MA 02109
  Fax: (858) 550-6420
  Attention: Steven D. Singer, Esq.
                    Jay E. Bothwick, Esq.
                    Cynthia T. Mazareas, Esq.

        10.9    Cooperation.    Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

        10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        10.11    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

        10.12    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

          (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DEERFIELD PRIVATE DESIGN FUND, L.P.
By:	/s/ JAMES E. FLYNN
Name:	James E. Flynn
Title:	General Partner
DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.
By:	/s/ JAMES E. FLYNN
Name:	James E. Flynn
Title:	General Partner
DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:	/s/ JAMES E. FLYNN
Name:	James E. Flynn
Title:	General Partner
DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED
By:	/s/ JAMES E. FLYNN
Name:	James E. Flynn
Title:	General Partner
NTMD PARENT ACQUISITION CORP.
By:	/s/ ALEX KARNAL
Name:	Alex Karnal
Title:	CEO
NTMD ACQUISITION CORP.
By:	/s/ ALEX KARNAL
Name:	Alex Karnal
Title:	CEO

NITROMED, INC.
By:	/s/ KENNETH BATE
Name:	Kenneth Bate
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

 EXHIBIT A

DEFINITIONS

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquisition Inquiry.    "Acquisition Inquiry" shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Deerfield, on the one hand or NitroMed, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party; provided however, that any inquiry, indication of interest or request for information related to the NO Program Divestiture and any transactions undertaken or consummated solely in connection with the NO Program Divestiture will be deemed not to be an "Acquisition Inquiry".

        Acquisition Proposal.    "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by Deerfield) contemplating or otherwise relating to any Acquisition Transaction; provided however, that any offer or proposal related to the NO Program Divestiture, and any transactions undertaken or consummated solely in connection with the NO Program Divestiture will be deemed not to be an "Acquisition Proposal".

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which NitroMed is a constituent corporation; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of NitroMed or any of its Subsidiaries; or (iii) in which NitroMed or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of NitroMed or any of its Subsidiaries;

          (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of NitroMed and its Subsidiaries, taken as a whole, consolidated net income of NitroMed and its Subsidiaries, taken as a whole, or consolidated book value of the assets of NitroMed and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of NitroMed and its Subsidiaries, taken as a whole; or

          (c)   any liquidation or dissolution of NitroMed; provided, however, that any transaction or series of transactions involving circumstances set forth in clauses (a)-(c) of this definition which relate solely to the NO Program Divestiture, and any of the transactions undertaken or consummated solely in connection with the NO Program Divestiture will be deemed not to be an "Acquisition Transaction".

        Affiliate.    "Affiliate" shall mean any Person under common control with such Party within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

        Archemix Merger Agreement.    "Archemix Merger Agreement" shall mean the Agreement and Plan of Merger by and among NitroMed, Newport Acquisition Corp. and Archemix Corp., dated as of November 18, 2008.

        Business Day.    "Business Day" shall mean any day other than a day on which banks in the Commonwealth of Massachusetts are authorized or obligated to be closed.

        Closing Cash Distribution Amount.    "Closing Cash Distribution Amount" shall mean NitroMed's cash at the Effective Time less an amount determined by Deerfield, in its sole and absolute discretion, necessary for applicable working capital needs of the Surviving Corporation.

        COBRA.    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Confidentiality Agreement.    "Confidentiality Agreement" shall mean the Confidentiality Agreement dated January 12, 2009 between Deerfield and NitroMed.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contemplated Transactions.    "Contemplated Transactions" shall mean the Merger and the other transactions and actions contemplated by the Agreement.

        Contract.    "Contract" shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

        Deerfield Material Adverse Effect.    "Deerfield Material Adverse Effect" shall mean any effect, change, event, circumstance or development (each such item, an "Effect") that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Deerfield Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the ability of Deerfield to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

        DGCL.    "DGCL" shall mean the General Corporation Law of the State of Delaware.

        Dollar NO Divestiture Amount.    "Dollar NO Divestiture Amount" shall mean the cash amount paid to NitroMed upon the closing of a Qualified NO Divestiture up to €2,000,000, and if such cash amount is paid in Euros, such amount shall be for the purposes of the definition of Merger Consideration herein, converted into a notional amount of U.S. dollars by multiplying such amount by the "U.S. dollar foreign exchange rate in U.S. dollars" for the "Euro area euro" for the Business Day next following the date of the consummation of a Qualified NO Divestiture as correctly reported in the Wall Street Journal (Eastern Edition).

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, preemptive right, community property interest, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the receipt of any income derived from any asset other than (a) mechanic's, materialmen's and similar liens, (b) liens arising under worker's compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        Environmental Law.    "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Expired Inventory.    "Expired Inventory" shall mean inventory of NitroMed and its Subsidiaries that satisfies one or more of the following: (i) having a shelf life of twelve (12) months or less; or (ii) any other inventory to the extent that NitroMed has historically included such inventory in its inventory reserve calculation, except such calculation shall consider inventory unsaleable when the residual shelf life reaches twelve (12) months, rather than nine (9) months which period NitroMed represents it used in reporting inventory in its most recent consolidated balance sheets filed with the SEC ("NitroMed's Most Recent SEC Balance Sheet").

        FMLA.    "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) Permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Global Market).

        Intellectual Property.    "Intellectual Property" shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.

        Inventory.    "Inventory" shall mean, as of any particular date (actual or future), the inventory of NitroMed and its Subsidiaries, on a consolidated basis, as of such date, excluding Expired Inventory, valued at the lower of cost or net realizable value on a first-in, first-out basis and otherwise determined in a manner substantially consistent with the manner in which such items were determined for NitroMed's Most Recent SEC Balance Sheet.

        IRS.    "IRS" shall mean the United States Internal Revenue Service.

        JHP Agreement.    "JHP Agreement" shall mean the Purchase and Sale Agreement by and between NitroMed and JHP Pharmaceuticals, LLC, dated as of October 22, 2008.

        Key Employee.    "Key Employee" shall mean an executive officer of NitroMed or any employee that reports directly to the board of directors or chief executive officer of NitroMed.

        Knowledge.    "Knowledge" means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual's employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market or the Financial Industry Regulatory Authority).

        Materials of Environmental Concern.    "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        Merger Consideration.    "Merger Consideration" shall mean the quotient determined by dividing (a) the total of (i) the product of $0.80 multiplied by the number of shares of NitroMed Common Stock outstanding immediately prior to the Effective Time plus (ii) an amount equal to the Final Net Cash minus $12,300,000, but only if that difference is positive, plus (iii) in the event that a Qualified NO Divestiture is consummated prior to the Effective Time, an amount equal to the Dollar NO Divestiture Amount minus the Qualified NO Divestiture Tax Reduction (denominated in U.S. dollars) minus (iv) an amount equal to $12,300,000 minus the Final Net Cash, but only if that difference is positive, minus (v) the Accountant's Expenses, if in accordance with Section 1.6 the Accountant's Expenses are to be borne by NitroMed by (b) the number of shares of NitroMed Common Stock outstanding immediately prior to the Effective Time.

        Net Cash.    "Net Cash" shall mean, in each instance as of the Measurement Date and without duplication, (a) the sum of NitroMed's cash and cash equivalents, short-term investments, accounts receivable, cash expended to purchase Inventory after the date of this Agreement and restricted cash plus (b) the aggregate value of any auction rate securities held by NitroMed on the date hereof to the extent such auction rate securities are held by NitroMed on the Measurement Date, determined in a manner substantially consistent with the manner in which such items were determined for NitroMed's Most Recent SEC Balance Sheet, minus (c) the proceeds (denominated in U.S. dollars) of any NO Program Divestiture consummated on or prior to the Measurement Date, minus (d) the sum of NitroMed's accounts payable and accrued expenses, in each case as determined in a manner substantially consistent with the manner in which such items were determined for NitroMed's Most Recent SEC Balance Sheet minus (e) the amount of contractual obligations determined in a manner substantially consistent with the manner in which the "Contractual Obligations" table included in the Management's Discussion and Analysis of Financial Condition section of NitroMed's most recent Form 10-K for the year ended December 31, 2007 filed with the SEC was determined minus (f) liability for any money borrowed minus (g) the remaining cash cost of restructuring accruals determined in a manner substantially consistent with the manner in which such item was determined for NitroMed's Most Recent SEC Balance Sheet minus (h) the cash cost of any change of control or severance payments that will become due to any employee of NitroMed as a result of the Merger and the Contemplated Transactions and termination of employment in connection therewith minus (i) the cash cost of any accrued and unpaid retention payments due to any NitroMed employee as of the

Measurement Date minus (j) all accrued and unpaid Taxes (including estimated Taxes and estimates from any estimated Tax costs arising out of any specific Tax review that may be underway at the Measurement Date) for which NitroMed is liable under Section 5.5(c) minus (k) the remaining cash cost, if any, as of such date of any liabilities or expenses to NitroMed associated with the matters referred to in Schedule 2.14 of the NitroMed Disclosure Schedule minus (l) any remaining fees and expenses as of such date for which NitroMed is liable pursuant to this Agreement incurred by NitroMed in connection with this Agreement and the Contemplated Transactions (including the Inventory Expenses but not including the Accountant's Expenses) minus (m) unpaid Taxes and Tax accruals or good faith estimates therefor, including Taxes withheld or collected but not yet paid to the appropriate Governmental Body at the Measurement Date minus (n) an amount equal to the difference between $1,400,000 and the Inventory as of the Measurement Date as determined in accordance with Section 1.6(f), but only if that difference is positive minus (o) Tax Return preparation and filing costs and expenses relating to the preparation of Tax Returns or Tax Return extensions, as applicable, described in Section 5.5 minus (p) amounts that will become due to Cowen & Company or any other broker or financial advisor by NitroMed upon or in connection with the consummation of the Merger or any of the other Contemplated Transactions minus (q) NitroMed's good faith estimate of legal, accounting and other costs related to matters contemplated by this Agreement, including the Merger and the other Contemplated Transactions, through the Closing Date not already paid or accrued as of the Measurement Date, as set forth in the Net Cash Schedule. No costs or expenses shall be deducted under any clause above to the extent already deducted pursuant to any other clause above. For the avoidance of doubt, no payments to be received following the Measurement Date shall be included in the Net Cash Schedule. In addition, in this definition, references to NitroMed shall, as the context requires, include its Subsidiaries on a consolidated basis.

        Neutral Accountant.    "Neutral Accountant" shall mean shall mean Ernst & Young LLP (Boston, Massachusetts office) or if such specified party fails to serve, another regional or national recognized firm (other than an accounting firm that has provided services to Deerfield or NitroMed within the past three years) mutually agreed upon by Deerfield and NitroMed.

        NitroMed Common Stock.    "NitroMed Common Stock" shall mean the common stock, $0.01 par value per share, of NitroMed.

        NitroMed Contract.    "NitroMed Contract" shall mean any Contract to which NitroMed or any of its Subsidiaries is a party and (a) by which NitroMed or any NitroMed IP Rights or any other asset of NitroMed is or may become bound or under which NitroMed has, or may become subject to, any obligation; or (b) under which NitroMed or any of its Subsidiaries has or may acquire any right or interest.

        NitroMed IP Rights.    "NitroMed IP Rights" shall mean all Intellectual Property owned, licensed, or controlled by NitroMed and its Subsidiaries that is necessary or used in NitroMed's business as presently conducted.

        NitroMed IP Rights Agreement.    "NitroMed IP Rights Agreement" shall mean any Contract governing, related or pertaining to any NitroMed IP Rights

        NitroMed Material Adverse Effect.    "NitroMed Material Adverse Effect" shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the NitroMed Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance or prospects of NitroMed and its Subsidiaries taken as a whole; or (b) the ability of NitroMed to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a NitroMed Material Adverse Effect: (i) any change in the business, financial condition, assets, operations or financial performance or prospects of NitroMed and the NitroMed Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions, (ii) a change in the stock price or trading volume of NitroMed Common Stock or any failure by NitroMed to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which NitroMed competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any Effect resulting from the announcement or pendency of the Merger, or (vii) consummation of the NO Program Divestiture so long as, the effects in (iii), (iv) and (v) of this definition do not disproportionately affect NitroMed relative to the other participants in the industry or industry sectors in which NitroMed operates.

        NitroMed Options.    "NitroMed Options" shall mean options to purchase shares of NitroMed Common Stock issued by NitroMed.

        NitroMed Products.    "NitroMed Products" shall mean all products being manufactured, distributed or developed by or on behalf of NitroMed.

        NitroMed Registered IP.    "NitroMed Registered IP" shall mean all NitroMed IP Rights that are filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

        NitroMed Related Party.    "NitroMed Related Party" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Act.

        NitroMed Triggering Event.    A "NitroMed Triggering Event" shall be deemed to have occurred if: (i) there shall have occurred any Change in Recommendation; (ii) NitroMed shall have failed to include in the Proxy Statement the NitroMed Board Recommendation; (iii) the board of directors of NitroMed shall have approved, endorsed or recommended any Acquisition Proposal; (iv) NitroMed shall have failed to hold the NitroMed Stockholders' Meeting within 45 days after the Proxy Statement is first sent to NitroMed's stockholders (other than to the extent the Proxy Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Proxy Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); or (v) NitroMed shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4).

        Ordinary Course of Business.    "Ordinary Course of Business" shall mean, in the case of each of NitroMed and the NitroMed Subsidiaries, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices.

        Party.    "Party" or "Parties" shall mean Deerfield, Parent, Merger Sub and NitroMed.

        Permit.    "Permit" or "Permits" shall mean all permits, licenses, and other approvals or authorizations of any Governmental Body.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Proxy Statement.    "Proxy Statement" shall mean the proxy statement to be sent to the stockholders of NitroMed in connection with the NitroMed Stockholders' Meeting.

        Qualified NO Divestiture.    "Qualified NO Divestiture" shall mean any NO Program Divestiture on substantially the terms and conditions set forth in Part 4.2(a) of the Disclosure Schedule.

        Qualified NO Divestiture Tax Reduction.    "Qualified NO Divestiture Tax Reduction" shall mean the product of (i) the aggregate amount of Taxes (federal, state and local) imposed on NitroMed or any

NitroMed Subsidiary in connection with, on account of or with respect to the Qualified NO Divestiture (determined after taking into account any net operating losses allowable under applicable federal, state or local Tax law), multiplied by (ii) the quotient, if less than 1.0, of €2,000,000 divided by the actual amount of cash (denominated in euros) paid to NitroMed upon consummation of a Qualified NO Divestiture.

        Related Agreements.    "Related Agreements" shall mean the Stockholder Voting Agreements, the Deerfield Voting Agreement, the Certificate of Merger, the Proxy Statement and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.

        Representatives.    "Representatives" shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

        Sarbanes-Oxley Act.    "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Subsidiary.    An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

        Superior Offer.    "Superior Offer" shall mean an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) NitroMed's stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of NitroMed's capital stock or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of NitroMed or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (B) is on terms and conditions that the board of directors of NitroMed determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to NitroMed or NitroMed's stockholders than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if (I) any financing required to consummate the transaction contemplated by such offer is not committed unless the board of directors of NitroMed determines, in good faith, that any required financing is reasonably capable of being obtained by such third party, or (II) the consummation of such transaction is contingent on any such financing being obtained.

        Tax.    "Tax" shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

ADDITIONAL DEFINITIONS

        Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Accountants' Expenses	1.6(e)
Agreement	Preamble
CFC	2.12(h)
Change in Recommendation	4.4(e)
Closing	1.3
Closing Date	1.3
Closing Inventory Estimation	1.6(a)
D&O Indemnified Parties	5.4(a)
Deerfield	Recitals
Deerfield Voting Agreement	Recitals
Disclosure Schedule	2
Dispute Notice	1.6(b)
Dissenting Shares	1.9
DPDF	Preamble
DPDI	Preamble
DSSF	Preamble
DSSFI	Preamble
Effective Time	1.3
Final Net Cash	1.6(c)
GAAP	2.4(b)
Intervening Event	4.4(e)
Inventory Expenses	1.6(f)
Lapse Date	1.6(b)
Measurement Date	1.6(a)
Merger	Recitals
Merger Sub	Preamble
Net Cash Schedule	1.6(a)
NitroMed	Preamble
NitroMed Board Recommendation	5.3(b)
NitroMed Balance Sheet	2.6(a)
NitroMed Balance Sheet Date	2.5(h)
NitroMed Constituent Documents	2.2
NitroMed Foreign Plan	2.13(k)
NitroMed Intervening Event	5.3(c)
NitroMed Option Plans	2.3(b)
NitroMed Plan	2.13(s)
NitroMed Returns	2.12(a)
NitroMed SEC Documents	2.4(a)
NitroMed Stockholders' Meeting	5.2(a)
NO Program Divestiture	4.2(a)
No Shop Time Period	4.4(a)

Definition	Section
Notice Period	4.4(e)
Parent	Preamble
Paying Agent	1.7(a)
Payment Fund	1.7(a)
Pension Plan	2.15(k)
PFIC	2.12(h)
Physical Count Inventory Report	1.6(f)
Pre-Closing Period	4.1
Required NitroMed Stockholder Vote	2.19
Stockholder Voting Agreements	Recitals
Surviving Corporation	1.1

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  Exhibit 2.1
Table of Contents
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
EXHIBIT A
DEFINITIONS